Exhibit 4.2
(FACE OF NOTE)
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THE SECURITIES, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO SBC COMMUNICATIONS INC., OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
SBC COMMUNICATIONS INC.
5.300% Global Notes due 2010

CUSIP NO. 78387G AS 2

ISIN NO. US78387GAS21

No. R-1	$500,000,000
     SBC Communications Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called “SBC”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of Five Hundred Million Dollars ($500,000,000) on November 15, 2010 (the “Maturity Date”), and to pay interest on said principal sum from November 14, 2005 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 15 and November 15 in each year, commencing on May 15, 2006 (each an “Interest Payment Date”) and on the Maturity Date, at the interest rate of 5.300% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on May 1 or November 1, as the case may be (each, a “Regular Record Date”), next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 15 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Any money that SBC deposits with the Trustee or any Paying Agent for the payment of principal or any interest on this Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to SBC upon SBC’s request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the Holder of this Note will be able to seek any payment to which such Holder may be entitled to collect only from SBC.
     If the Notes are issued in definitive form, payment of the principal and interest on this Note due at the Maturity Date or upon redemption will be made at the Maturity Date or upon redemption, as the case may be, upon presentation of this Note, in immediately available funds, at the office of The Bank of New York, the Paying and Transfer Agent and Registrar for the Notes, currently located at 101 Barclay Street, New York, New York 10286.
     Payment of interest on this Note due on an Interest Payment Date, other than interest at maturity or upon redemption, may be paid by check mailed to the address of the Holder entitled thereto as such address shall appear in the Note register. Notwithstanding the foregoing, (1) the Depository as Holder of the Notes or (2) a Holder of more than U.S. $5,000,000 in aggregate principal amount of Notes in definitive form is entitled to require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the Holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable Interest Payment Date.
     Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, SBC COMMUNICATIONS INC. has caused this instrument to be signed in its corporate name, manually or by facsimile, by its duly authorized officers and has caused its corporate seal to be imprinted hereon.

Dated: November 14, 2005 [SEAL]	SBC COMMUNICATIONS INC.
	By:	/s/ Richard G. Lindner
Richard G. Lindner
Senior Executive Vice President and Chief Financial Officer

	By:	/s/ Jonathan P. Klug
Jonathan P. Klug
Vice President and Treasurer

Trustee’s Certificate of Authentication
This is one of the 5.300% Global Notes
of the series designated herein referred to
in the within-mentioned Indenture.
THE BANK OF NEW YORK, as Trustee
By: Mary LaGumina
       Authorized Signatory

REVERSE OF NOTE
     This Note is one of a duly authorized issue of debt securities of SBC of the series specified on the face hereof, issued under and pursuant to an Indenture, dated as of November 1, 1994, between SBC and The Bank of New York, as Trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which indenture and all indentures supplemental thereto (collectively, the “Indenture”) reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, SBC and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The Notes will be issued in fully registered form only and in minimum denominations of $2,000 and integral multiples of $1,000.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of SBC and the rights of the Holders of the Notes under the Indenture at any time by SBC and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time outstanding to waive compliance by SBC with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of SBC, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
     Registrar and Paying Agent
     SBC shall maintain in the Borough of Manhattan, The City of New York, an office or agency where Notes may be surrendered for registration of transfer or exchange (“Registrar”) and an office or agency where Notes may be presented for payment or for exchange (“Paying Agent”). SBC has initially appointed the Trustee, The Bank of New York, as its Registrar and Paying Agent. SBC may vary or terminate the appointment of any of its paying or transfer agencies, and may appoint additional paying or transfer agencies.
     Optional Redemption by SBC
     The Notes will be redeemable, as a whole or in part, at SBC’s option, at any time, on at least 30 days’, but not more than 60 days’, prior notice mailed to the registered address of each Holder of the Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 15 basis points. In either case, accrued interest will be payable to the redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
     “Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by the Trustee after consultation with SBC.
     “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.
     “Reference Treasury Dealer” means each of Banc of America Securities LLC, Barclays Capital Inc. and J.P. Morgan Securities Inc. and their respective affiliates which are primary U.S. Government securities dealers, and their respective successors and, at the option of SBC, other nationally recognized investment banking firms that are primary U.S. Government securities dealers. If any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefore another Primary Treasury Dealer.
     “Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related redemption date but for the redemption. If that redemption date is not an interest payment date with respect to a Note, the amount of the next succeeding scheduled interest payment on the Note will be reduced by the amount of interest accrued on the Note to the redemption date.
     On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption, unless SBC defaults in the payment of the redemption price and accrued interest. On or before the redemption date, SBC will deposit with a Paying Agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by lot or by such other method as the Trustee in its sole discretion deems to be fair and appropriate.
     Payment of Additional Amounts
     SBC will, subject to certain exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts (“Additional Amounts”) as are necessary so that the net payment by SBC or a Paying Agent of the principal of and interest on this Note to a person that is a United States Alien Holder, after deduction for any present or future tax, assessment or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable in respect of the Notes had no withholding or deduction been required; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
     (1) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner, or a fiduciary, settlor, beneficiary or member of the beneficial owner if the beneficial owner is an estate, trust or partnership, or a person holding a power over an estate or trust administered by a fiduciary holder:
     (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;
     (b) is or was a citizen or resident or is or was treated as a resident of the United States;
     (c) is or was a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or is or was a corporation that has accumulated earnings to avoid United States federal income tax; or
     (d) is or was a “10-percent shareholder” of SBC;
     (2) to any Holder that is not the sole beneficial owner of the Notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor or member received directly its beneficial or distributive share of the payment;
     (3) to any tax, assessment or governmental charge that is imposed or withheld solely because the beneficial owner or any other person failed to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;
     (4) to any tax, assessment or governmental charge that is imposed other than by deduction or withholding by SBC or a Paying Agent from the payment;
     (5) to any tax, assessment or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the day on which the payment becomes due or is duly provided for, whichever occurs later;
     (6) to an estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;
     (7) to any tax, assessment or other governmental charge any paying agent (which term may include us) must withhold from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or
     (8) in the case of any combination of the above items.
Except as specifically provided herein, SBC shall not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.
     “United States Alien Holder” means (a) a nonresident alien individual, (b) a foreign corporation, (c) a foreign partnership or (d) an estate or trust that in either case is not subject to United States federal income tax on a net income basis or income or gain from a Note.
     Redemption Upon a Tax Event
     If (a) SBC becomes or will become obligated to pay Additional Amounts as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 8, 2005, or (b) a taxing authority of the United States takes an action on or after November 8, 2005, whether or not with respect to SBC or any of its affiliates, that results in a substantial probability that SBC will or may be required to pay such Additional Amounts, then SBC may, at its option, redeem, as a whole, but not in part, the Notes on any interest payment date on not less than 30 nor more than 60 calendar days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption. However, SBC may determine, in its business judgment, that the obligation to pay these Additional Amounts cannot be avoided by the use of reasonable measures available to it, not including substitution of the obligor under the Notes. No redemption pursuant to (b) above may be made unless SBC shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that SBC will or may be required to pay the Additional Amounts and SBC shall have delivered to the Trustee a certificate, signed by a duly authorized officer stating, that based on such opinion, SBC is entitled to redeem the Notes pursuant to their terms.
     Further Issues
     SBC reserves the right from time to time, without notice to or the consent of the Holders of the Notes, to create and issue further notes ranking equally and ratably with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will have the same terms as to status, redemption or otherwise as the Notes. Any further notes shall be issued pursuant to a resolution of the board of directors of SBC, a supplement to the Indenture, or under an officers’ certificate pursuant to the Indenture.
     Notes in Definitive Form
     If (1) an Event of Default has occurred with regard to the Notes represented by this Note and has not been cured or waived in accordance with the Indenture, or (2) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by SBC within 90 days, SBC may issue notes in definitive form in exchange for this Note. In either instance, an owner of a beneficial interest in the Notes will be entitled to the physical delivery in definitive form in exchange for this Note, equal in principal amount to such beneficial interest and to have such Notes registered in its name.
     Notes so issued in definitive form will be issued as registered notes in minimum denominations of $2,000 and integral multiples of $1,000, unless otherwise specified by SBC.
     Notes so issued in definitive form may be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the Holder or the Holder’s attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to SBC or the Trustee duly executed by the Holder or his attorney duly authorized in writing.
     SBC may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.
     Default
     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
     Miscellaneous
     For purposes of the Notes, a Business Day means a Business Day in The City of New York and London.
     No director, officer, employee or stockholder, as such, of SBC shall have any liability for any obligations of SBC under this Note, the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Note.
     The Notes are the unsecured and unsubordinated obligations of SBC and will rank pari passu with all other evidences of indebtedness issued in accordance with the Indenture.
     Notices to Holders of the Notes will be published in authorized newspapers in The City of New York and in London. SBC is deemed to have given the notice on the date of each publication or, if published more than once, on the date of the first publication.
     Prior to due presentment of this Note for registration of transfer, SBC, the Trustee and any agent of SBC or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither SBC, the Trustee nor any such agent shall be affected by notice to the contrary.
     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
     The Indenture and this Note shall be governed by and construed in accordance with the laws of the State of New York.